                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                _______________


                                  FORM 8-K/A


                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934



                               January 10, 2001
--------------------------------------------------------------------------------
               Date of Report (Date of Earliest Event Reported)



                          Exodus Communications, Inc.
--------------------------------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


        Delaware                      0-23795                    77-0403076
------------------------      ------------------------    ----------------------
(State of Incorporation)      (Commission file number)       (I.R.S. Employer
                                                            Identification No.)


                        2831 Mission College Boulevard
                         Santa Clara, California 95054
--------------------------------------------------------------------------------
         (Address of principal executive offices, including zip code)



                                (408) 346-2200
--------------------------------------------------------------------------------
             (Registrant's telephone number, including area code)

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

Explanatory Note:

On January 24, 2001, the Registrant filed a Form 8-K reporting the acquisition of GlobalCenter Holding Co., including financial statements under Item 7. The purpose of this Form 8-K/A is to file additional financial statements of GlobalCenter Holding Co. and pro forma financial information as of and for the year ended December 31, 2000.

(a)  Financial Statements of Business Acquired.

     GlobalCenter Holding Co. - Consolidated Financial Statements
     ------------------------------------------------------------

     The following Financial Statements are filed herewith:

     Report of Independent Public Accountants
     Consolidated Balance Sheets as of December 31, 1999 and December 31, 2000 Consolidated Statements of Operations and Comprehensive Income for the
       years ended December 31, 1998, 1999 and 2000
     Consolidated Statements of Shareholder's Equity
     Consolidated Statements of Cash Flows for the years ended December 31,
       1998, 1999 and 2000
     Notes to Consolidated Financial Statements

(b)  Pro Forma Financial Information.

     Exodus Unaudited Pro Forma Combined Condensed Financial Statements
     ------------------------------------------------------------------

     The following Financial Statements are filed herewith:

     Unaudited Pro Forma Combined Condensed Balance Sheet as of December 31,
        2000
     Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 2000
     Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(c)  Exhibits.

     The following exhibit is filed herewith:

     23.01  Consent of Arthur Andersen LLP, independent public accountants.

GlobalCenter Holding Co.


Financial Statements
As of December 31, 2000 and 1999
Together with Report of Independent Public Accountants

Report of Independent Public Accountants


To the Shareholders of
 GlobalCenter Holding Co.:

We have audited the accompanying consolidated balance sheets of GlobalCenter Holding Co. ("GlobalCenter") and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations and comprehensive income, shareholder's equity and cash flows for the year ended December 31, 2000 and the periods from October 1, 1999 to December 31, 1999 ("GlobalCenter period") and from January 1, 1999 to September 30, 1999 and for the year ended December 31, 1998 of GlobalCenter, Inc. ("Predecessor period"). These financial statements are the responsibility of management of GlobalCenter and Predecessor. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the GlobalCenter consolidated financial statements referred to above present fairly, in all material respects, the financial position of GlobalCenter and subsidiaries as of December 31, 2000 and 1999 and the results of their operations and their cash flows for the GlobalCenter period in conformity with accounting principles generally accepted in the United States. Further, in our opinion, the consolidated financial statements of Predecessor referred to above present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor periods in conformity with accounting principles generally accepted in the United States.


/s/ Arthur Andersen LLP
San Jose, California
April 18, 2001

GlobalCenter Holding Co.

Consolidated Balance Sheets
(Amounts in thousands, except share data)

                                                                                   GlobalCenter
                                                                          -----------------------------
                                                                                   December 31,
                                                                          -----------------------------
                                                                              1999               2000
                                                                          ----------         ----------
                                         ASSETS
Current Assets:
 Cash                                                                     $       --         $   25,678
 Accounts receivable, net of allowance for doubtful accounts
  of $1,379 and $28,737, respectively                                         18,811             42,583
 Equipment held for resale                                                     6,941              1,798
 Prepaid expenses and other current assets                                     2,825             31,399
 Deferred tax asset                                                            2,926             12,501
                                                                          ----------         ----------
     Total current assets                                                     31,503            113,959
                                                                          ----------         ----------

Property and Equipment, net                                                  116,315            597,070

Goodwill and Intangibles, net                                              1,411,130          1,114,050

Other Assets                                                                     214              1,054

Net Assets of Discontinued Operations                                          4,416                 --
                                                                          ----------         ----------
     Total assets                                                         $1,563,578         $1,826,133
                                                                          ==========         ==========

                           LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
 Capital lease obligations                                                $      374         $       --
 Accounts payable                                                             28,046            143,704
 Other current liabilities                                                     8,514             19,629
                                                                          ----------         ----------
     Total current liabilities                                                36,934            163,333
                                                                          ----------         ----------

Capital Lease Obligations, net of current portion                                194                 --

Long-term Deferred Tax Liability                                              27,611             31,406

Other Liabilities                                                                494             11,683
                                                                          ----------         ----------
     Total liabilities                                                        65,233            206,422
                                                                          ----------         ----------

Shareholder's Equity:
 Common stock, $.01 par value; 300,000,000 shares authorized;
  233,500,000 shares issued and outstanding                                    2,335              2,335
  Other shareholder's equity                                               1,590,353          2,107,303
  Accumulated net losses                                                     (94,343)          (489,927)
                                                                          ----------         ----------
Total Shareholder's Equity                                                 1,498,345          1,619,711
                                                                          ----------         ----------
Total Liabilities and Shareholder's Equity                                $1,563,578         $1,826,133
                                                                          ==========         ==========


The accompanying notes are an integral part of these consolidated financial statements.

GlobalCenter Holding Co.

Consolidated Statements of Operations
And Comprehensive Income
(Amounts in thousands)



                                                   Predecessor                         GlobalCenter
                                          -----------------------------     ------------------------------
                                                            Nine Months      Three Months
                                           Year Ended         Ended              Ended         Year Ended
                                          December 31,     September 30,      December 31,    December 31,
                                              1998             1999              1999             2000
                                          ---------------  -------------   ---------------  --------------
Revenues:
 Service revenues                         $    19,600      $   29,951      $     17,753     $     143,053
 Equipment revenues                             3,640          17,228             5,971            45,875
                                          ---------------  -------------   ---------------  --------------

     Total revenues                            23,240          47,179            23,724           188,928

Costs and Expenses:
 Cost of service revenues                      14,804          36,451            17,328           138,898
 Cost of equipment revenues                     3,208          15,573             5,365            43,904
 Sales and marketing                            8,948           9,531             6,088            37,521
 General and administrative                     4,694           6,897             3,067            86,783
 Depreciation and amortization                  4,023           4,242             1,913            24,649
 Amortization of intangibles                    1,294             974            74,270           297,080
 Merger costs                                   2,060              --                --                --
                                          ---------------  -------------   ---------------  --------------
     Total costs and expenses                  39,031          73,668           108,031           628,835

Operating Loss                                (15,791)        (26,489)          (84,307)         (439,907)

Other Income (Expense), net                        55             (44)              114            (7,354)
                                          ---------------  -------------   ---------------  --------------
Loss from Continuing Operations Before        (15,736)        (26,533)          (84,193)         (447,261)
 Income Taxes

Income Tax Benefit                              4,911           9,742             5,038            51,677
                                          ---------------  -------------   ---------------  --------------

Loss from Continuing Operations               (10,825)        (16,791)          (79,155)         (395,584)
Loss from Discontinued Operations, net of
 income tax benefit of $7,146, $9,600,
 $8,599 and $0, respectively                  (13,380)        (16,985)          (15,188)               --
                                          ---------------  -------------   ---------------  --------------
Net Loss and Comprehensive Loss           $   (24,205)     $  (33,776)     $    (94,343)    $    (395,584)
                                          ===============  =============   ===============  ==============

The accompanying notes are an integral part of these consolidated financial statements.

GlobalCenter Holding Co.


Consolidated Statements of Shareholder's Equity
(Amounts in thousands, except share and per share data)

                                                           Other Shareholder's Equity
                                                          ---------------------------
                                      Common Stock         Additional                                         Total
                                 ---------------------      Paid-In         Deferred        Accumulated    Shareholder's
                                   Shares      Amount       Capital       Compensation      Net Losses       Equity
                                 -----------  --------     ----------     ------------     -----------    -------------
Predecessor
Balance at December 31, 1997     233,500,000  $  2,335     $   50,426     $     (2,766)    $   (34,401)   $      15,594
 Net Loss                                 --        --             --               --         (24,205)         (24,205)
 Deferred compensation                    --        --             --              948              --              948
 Capital contributed by Frontier
  Corporation, net                        --        --         71,897               --              --           71,897
                                 -----------  --------     ----------     ------------     -----------    -------------
Balance at December 31, 1998     233,500,000     2,335        122,323           (1,818)        (58,606)          64,234
 Net loss                                 --        --             --               --         (33,776)         (33,776)
 Deferred compensation                    --        --             --              711              --              711
 Capital contributed by Frontier
  Corporation, net                        --        --         81,754               --              --           81,754
                                 ----------- ---------     ----------     ------------     -----------    -------------
Balance at September 30, 1999    233,500,000  $  2,335     $  204,077     $     (1,107)    $   (92,382)   $     112,923
                                 =========== =========     ==========     ============     ===========    =============
GlobalCenter
 Contribution by Global Crossing
  Ltd.                           233,500,000  $  2,335     $ 1,499,510    $         --     $        --    $   1,501,845
 Net loss                                 --        --              --              --         (94,343)         (94,343)
 Capital contributed by Global
  Crossing Ltd., net                      --        --          90,843              --                           90,843
                                 ----------- ---------     -----------    ------------     -----------    -------------
Balance at December 31, 1999     233,500,000     2,335       1,590,353              --         (94,343)       1,498,345
 Net loss                                                                                     (395,584)        (395,584)
 Capital contributed by Global
  Crossing Ltd., net                      --        --         516,950              --              --          516,950
                                 ----------- ---------     -----------    ------------     -----------    -------------
Balance December 31, 2000        233,500,000  $  2,335     $ 2,107,303    $         --     $  (489,927)   $   1,619,711
                                 =========== =========     ===========    =============    ===========    =============

The accompanying notes are an integral part of these consolidated financial statements

GlobalCenter Holding Co.

Consolidated Statements of Cash Flows
(Amounts in thousands)

                                                    Predecessor                        GlobalCenter
                                           ------------------------------    -------------------------------
                                                             Nine Months      Three Months
                                            Year Ended          Ended             Ended          Year Ended
                                           December 31,     September 30,      December 31,     December 31,
                                              1998              1999              1999              2000
                                           ------------     -------------    --------------     ------------
Operating Activities:
 Net loss                                  $    (24,205)    $     (33,776)   $      (94,343)    $   (395,584)
 Adjustments to reconcile net loss to net
  cash used in operating activities:
   Loss from discontinued operations             13,380            16,985            15,188               --
   Depreciation and amortization                  4,023             4,242             1,913           24,649
   Amortization of intangibles                    1,294               974            74,270          297,080
   Deferred income taxes                         (2,049)              983            (2,984)          (5,780)
   Changes in operating assets and
    liabilities net of the effects of
    acquisitions:
      Accounts receivable, net                   (4,047)          (11,346)             (973)         (23,772)
      Prepaid expenses and other assets             335            (1,602)             (923)         (28,574)
      Equipment held for resale                    (704)              177            (6,345)           5,143
      Other assets                                   --                --                --             (840)
      Accounts payable and other
      liabilities                                 6,221            13,306            (3,974)         137,962
                                           ------------     -------------    --------------     ------------
 Net cash operating activities                   (5,752)          (10,057)          (18,171)          10,284
                                           ------------     -------------    --------------     ------------
Investing Activities:
 Purchases of property and equipment, net       (28,978)          (20,871)          (52,771)        (505,404)
                                           ------------     -------------    --------------     ------------
 Net cash used in investing activities          (28,978)          (20,871)          (52,771)        (505,404)
                                           ------------     -------------    --------------     ------------
Financing Activities:
 Payments on capital lease obligations           (2,573)             (339)              (83)            (568)
 Capital contributions by Frontier
  Corporation/Global Crossing Ltd., net          71,897            81,754            90,843          516,950
                                           ------------     -------------    --------------     ------------
 Net cash provided by financing activities       69,324            81,415            90,760          516,382
                                           ------------     -------------    --------------     ------------
Cash provided by discontinued operations        (35,086)          (50,487)          (19,818)           4,416
                                           ------------     -------------    --------------     ------------
Net Increase (Decrease) in Cash                    (492)               --                --           25,678
Cash at Beginning of Period                         492
                                           ------------     -------------    --------------     ------------
Cash at End of Period                      $         --     $          --     $          --     $     25,678
                                           ============     =============    ==============     ============
Supplemental schedule on non-cash
 activities:
  Contribution of GlobalCenter, net        $         --     $          --     $   1,451,432     $         --
  Assets acquired under capital leases     $        215     $          --     $          --     $         --

The accompanying notes are an integral part of these consolidated financial statements.

GlobalCenter Holding Co.


Notes to Consolidated Financial Statements

1.  Organization and Operations
    ---------------------------

GlobalCenter Holding Co. ("GlobalCenter" or the "Company") was a wholly owned subsidiary of Global Crossing Ltd. until January 10, 2001. On January 10, 2001, a subsidiary of Exodus Communications, Inc. ("Exodus") acquired all the outstanding shares of capital stock of GlobalCenter in exchange for 108,157,200 shares of Exodus common stock. In addition, Exodus assumed all of the outstanding options to purchase shares of GlobalCenter, Inc. common stock, and issued new options to purchase Exodus common stock in exchange for the Global Crossing Ltd. options held by GlobalCenter employees that were cancelled as a result of the acquisition. No adjustment to the accompanying consolidated financial statements of GlobalCenter has been made to reflect the effects of Exodus's acquisition. GlobalCenter Holding Co. owns GlobalCenter Inc. and all of its subsidiaries. GlobalCenter is a provider of Internet infrastructure solutions, including computer Web hosting, network connectivity and value added services to enterprises with mission critical Internet operations. GlobalCenter Holding Co. was incorporated in April 2000 and full ownership of GlobalCenter Inc. was transferred to GlobalCenter at that time from another Global Crossing subsidiary. In accordance with accounting standards applying to transfers between entities under common control, the transfer was made at book value and the financial statements reflect the transfer as of October 1, 1999.

GlobalCenter Inc. was acquired by Frontier Corporation ("Frontier") in February 1998. Frontier accounted for its acquisition of GlobalCenter Inc. using the pooling-of-interests method. GlobalCenter Inc. recorded approximately $2 million of transaction costs related to the merger with Frontier in the year ended December 31, 1998. On September 28, 1999, Global Crossing Ltd. acquired Frontier. For financial reporting purposes, the acquisition of Frontier by Global Crossing Ltd. was deemed to have occurred on September 30, 1999. In connection with the Frontier acquisition, the assets and liabilities of GlobalCenter, Inc. were adjusted to their respective fair values pursuant to the purchase method of accounting. For periods prior to October 1, 1999, the consolidated assets and liabilities of GlobalCenter Inc. and the related consolidated results of operations and cash flows are referred to below as "Predecessor", and for periods subsequent to September 30, 1999, the consolidated assets and liabilities of GlobalCenter Holding Co. and the related consolidated results of operations and cash flows are referred to as "GlobalCenter". Global Crossing Ltd. and its subsidiaries other than GlobalCenter are referred to as "Global Crossing." GlobalCenter has received assurance from Exodus that Exodus intends to provide the necessary funding to support continued operations of GlobalCenter through at least January 1, 2002.

On April 12, 2000, GlobalCenter Inc. entered into an agreement to sell its Internet Service Provider ("ISP") business segment to Global Crossing Internet Dial-Up, Inc., a wholly owned subsidiary of Global Crossing, for book value on the transfer date of March 31, 2000. In connection with this transaction, GlobalCenter's financial statements reflect the financial position and results of operations of the ISP business as discontinued operations for all periods presented through December 31, 1999 (the measurement date). For accounting purposes, the sale was effective March 31, 2000. In connection with the sale of the ISP business, GlobalCenter Inc. agreed to indemnify Global Crossing Internet Dial-Up, Inc. for any claims prior to the sale in an amount not to exceed the purchase price. GlobalCenter management does not believe any amounts to be paid under this indemnity will be material to GlobalCenter's financial statements.

2.  Significant Accounting Policies
    -------------------------------

    Principles of Consolidation
    ---------------------------

    The consolidated financial statements include GlobalCenter Holding Co. and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

     Use of Estimates
     ----------------

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. Significant estimates made in preparing the consolidated financial statements include depreciation and amortization periods, the allowance for doubtful accounts and income tax valuation allowances. Actual amounts and results could differ from those estimates.

     GlobalCenter's operations and ability to grow may be affected by numerous factors, including changes in customer requirements, new laws, technological advances, entry of new competitors and changes in the willingness of Exodus and other potential lenders to finance operations. GlobalCenter cannot predict which, if any, of these or other factors might have a significant impact on GlobalCenter in the future, nor can it predict what impact, if any, the occurrence of these or other events might have on GlobalCenter's operations.

     Prepaid Expenses and Other Current Assets
     -----------------------------------------

     Prepaid expense and other current assets consists of the following:


                                                      GlobalCenter
                                                -----------------------
                                                      December 31,
                                                   1999         2000
                                                -----------  ----------
                                                 (Amounts in thousands)
         Prepaid licenses                       $        --  $    9,845
         Lease incentive receivable                      --       8,446
         Value-added tax receivable                      --       7,209
         Other                                        2,825       5,899
                                                -----------  ----------
              Total prepaid expenses and other
               current assets                   $     2,825  $   31,399
                                                ===========  ==========

     In connection with the negotiation of certain operating leases, GlobalCenter has been granted lease incentives from the lessors and related brokers that management expects to be received during 2001. The receipt of these lease incentives, in certain cases, is based on the build-out and level of capital expenditures made by GlobalCenter at the appropriate data center location. Management of GlobalCenter expects that all such conditions to receive the lease incentives will be completed in 2001 and has therefore recorded the lease incentive receivable as a current asset. The Company is accounting for the lease incentives as a reduction of operating lease expense over the applicable lease terms. Accordingly, the lease incentive amortization for 2001 is recorded as a short-term deferred rent liability of approximately $701 included in other current liabilities and as a long-term deferred rent liability of approximately $7,745 included in other liabilities, for the amortization relating to later years, in the accompanying consolidated balance sheet as of December 31, 2000.

     Property and Equipment, Net
     ---------------------------

     Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, generally two to five years for network and computer equipment, four years for furniture and fixtures, and seven years for leasehold improvements. Equipment acquired under capital leases is amortized using the straight-line method over the shorter of the lease term or the estimated useful life of the asset. Property and equipment under construction is capitalized and depreciation commences when the asset is placed in service.

     Goodwill and Other Intangibles
     ------------------------------

     Costs in excess of tangible assets acquired and liabilities assumed are recorded as goodwill and intangibles. Goodwill and intangibles are amortized on a straight-line basis over five to seven years.

     Impairment of Long-lived Assets
     -------------------------------

     GlobalCenter periodically reviews the carrying amounts of property and equipment, intangible assets and goodwill to determine whether current events or changes in circumstances indicate that the carrying amount may not be recoverable. GlobalCenter recognizes an impairment of long-lived assets when the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Fair value is based on the expected future discounted cash flows to be generated from the assets. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. Following the acquisition of GlobalCenter by Exodus, Exodus is reviewing the carrying amounts of long-lived assets, particularly property and equipment related to GlobalCenter data centers that are located in a geographical area that is already served by an Exodus data center.

     Fair Value of Financial Instruments
     -----------------------------------

     The estimated fair value of financial instruments has been determined by GlobalCenter using available market information and valuation methodologies. Considerable judgment is required in estimating fair values. Accordingly, the estimates may not be indicative of the amounts GlobalCenter could realize in a current market exchange. The carrying amounts for accounts receivable, construction in progress, investment, accounts payable, accrued liabilities, and capital leases approximate their fair value.

     Equipment Held For Resale
     -------------------------

     GlobalCenter obtains computers, computer equipment, peripherals and networking equipment from third parties and resells the equipment to its customers. Equipment that has been purchased on behalf of customers but not yet transferred to customers or installed is recorded at the lower of cost or net realizable value as equipment held for resale.

     Other Current Liabilities
     -------------------------

     Other current liabilities consist of the following:

                                                       GlobalCenter
                                                -------------------------
                                                        December 31,
                                                    1999          2000
                                                -----------     ---------
                                                  (Amounts in thousands)
      Accrued professional fees                 $     2,000     $   1,790
      Accrued benefits, compensation and              3,627        12,589
       related taxes
      Deferred income                                    --         1,794
      Other                                           2,887         3,456
                                                -----------     ---------
           Total other current liabilities      $     8,514     $  19,629
                                                ===========     =========

     Income Taxes
     ------------

     Beginning with the acquisition by Frontier of GlobalCenter Inc., Predecessor and GlobalCenter are included in the consolidated federal income tax return of Global Crossing North America, Inc. (formerly Frontier Corporation) for federal and state purposes. The income tax provision has been calculated on a pro rata return basis taking account of the increase or decrease in the tax liability of the Global Crossing North America, Inc. consolidated group resulting from the inclusion of Predecessor and GlobalCenter in the Global Crossing North America, Inc. consolidated tax return. Following the acquisition of GlobalCenter by Exodus, GlobalCenter is no longer a participant in the Global Crossing North America, Inc. tax grouping and income taxes will be accounted for based on GlobalCenter's participation in an Exodus tax grouping. As a result of the acquisition of GlobalCenter by Exodus, the deferred tax asset on the accompanying consolidated balance sheets may not be realizable.

     Stock-Based Compensation
     ------------------------

     Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" permits the use of either a fair value-based method or the method defined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), to account for stock-based compensation arrangements. GlobalCenter accounts for stock option grants in accordance with APB 25 and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options.

     Segment Reporting
     -----------------

     SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for disclosure about operating segments, products, services, geographic areas and major customers. Following the treatment of the ISP business segment as discontinued operations, when applying the management approach defined in SFAS No. 131, GlobalCenter operates in a single segment, namely the provision of complex Web hosting, Internet Protocol network services, content distribution, systems applications and professional services.

     Concentration of Credit Risk
     ----------------------------

     Financial instruments that potentially subject GlobalCenter to concentrations of credit risk consist primarily of trade receivables. The concentration of credit risk is limited due to the large number of customers comprising GlobalCenter's customer base.

     Revenue Recognition
     -------------------

     Service revenues consist of fees from customers for complex Web hosting, Internet Protocol network services, content distribution, systems applications and professional services. Service revenues are recognized as the monthly service is provided. Service revenues also include fees for equipment installation.

     Equipment revenues consist of revenue derived from the resale of computers, computer peripherals and networking equipment from third parties.
     Equipment revenues are recognized when equipment is delivered to the customer or, if installation is required, when installation of the equipment is complete.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which is required to be adopted by GlobalCenter in the quarter ending December 31, 2000. SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. GlobalCenter chose to adopt SAB No. 101 during the quarter ended June 30, 2000. Based on the guidance provided by SAB No. 101, GlobalCenter has deferred approximately $1.8 million of revenues as of December 31, 2000 for one-time fees related to customer installation and set-up. These revenues will be recognized over the term of the customer contracts, which are generally for a one-year term. No cumulative effect has been recorded for the quarter prior to implementation as the amount was not material.

     Cost of Service Revenues
     ------------------------

     Cost of service revenues is comprised of telecommunications costs for the network provided by Global Crossing and Frontier and costs for connecting to other networks and telecommunications providers. Other expenses in cost of service revenues include salaries, benefits, rents and other expenses for operation of the data centers, customer service and network engineering personnel.

     Foreign Currency
     ----------------

     As of December 31, 2000, the functional currency of GlobalCenter is the U.S. dollar. The functional currency of GlobalCenter's foreign operations is also the U.S. dollar. Foreign currency transactions are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying consolidated statements of operations as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

     Recent Accounting Pronouncements
     --------------------------------

     In June 1999, the Financial Accounting Standards Board issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133", which deferred SFAS No. 133's effective date to fiscal quarters beginning after June 15, 2000. This statement standardizes the accounting for derivatives and hedging activities and requires that all derivatives be recognized in the statement of financial position as either assets or liabilities at fair value. Changes in the fair value of derivatives that do not meet the hedge accounting criteria are to be reported in earnings. Management expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows.

     Vendor Concentration
     --------------------

     GlobalCenter relies primarily on Global Crossing for network services pursuant to a network services agreement. Global Crossing operates its own global network. If the Global Crossing network experiences disruption or if the network services agreement with Global Crossing were terminated, GlobalCenter's business, operating results and financial condition could be materially adversely affected.

     Basic and Diluted Loss Per Share
     --------------------------------

     Basic earnings per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The calculation of diluted earnings is the same as the basic net loss per share as the effect of common stock equivalents is antidilutive.

     Basic and diluted loss per share:

                                                     Nine Months    Three Months
                                       Year Ended       Ended           Ended        Year Ended
                                       December 31,  September 30,   December 31,   December 31,
                                           1998          1999           1999            2000
                                       -----------    -----------    -----------    -----------
Loss from continuing operations.......    $0.04         $0.07          $0.34           $1.69
Loss from discontinued operations.....    $0.06         $0.08          $0.06              --
                                       -----------    -----------    -----------    -----------
Net loss..............................    $0.10         $0.15          $0.40           $1.69
                                       ===========    ===========    ===========    ===========
Shares used in computing basic
 and diluted net loss per share....... 233,500,000    233,500,000    233,500,000    233,500,000


3.   Related Party Transactions
     --------------------------

     Revenues
     --------

     During the year ended December 31, 2000, GlobalCenter recognized approximately $3.2 million of revenue for services provided to other Global Crossing subsidiaries. The Company had no intercompany sales prior to this period.

     Cash Management
     ---------------

     Prior to the merger with Frontier, GlobalCenter Inc. maintained its own cash management function. After its merger with Frontier, GlobalCenter Inc. utilized the central cash management systems of Frontier. Since the acquisition of Frontier by Global Crossing, GlobalCenter has utilized the central cash management of Global Crossing. As a subsidiary of Global Crossing, GlobalCenter maintains no cash balances and no cash has been allocated to GlobalCenter in the accompanying consolidated financial statements. Historically, Global Crossing and Frontier determined the amount of funding provided to GlobalCenter based on actual cash used for capital and operating expenses, net of GlobalCenter cash receipts. Such funding has been recorded as capital contributed by Frontier and Global Crossing in the accompanying consolidated financial statements. At December 31, 2000, subsidiaries of GlobalCenter had cash balances of $25.7 million that were not part of the centralized cash management system of Global Crossing.

     Corporate Allocations
     ---------------------

     The direct operating expenses of GlobalCenter, such as network costs, are charged directly to GlobalCenter. GlobalCenter is allocated a portion of corporate overhead costs.

     The following table summarizes corporate charges and allocations included in the accompanying consolidated financial statements.

                                            Predecessor               GlobalCenter
                                   ---------------------------  ---------------------------
                                                  Nine Months   Three Months
                                    Year Ended      Ended          Ended        Year Ended
                                   December 31,  September 30,  December 31,   December 31,
                                       1998          1999           1999           2000
                                   ------------  -------------  ------------   ------------
                                                   (Amounts in thousands)
Statement of Operations caption:
 Cost of service revenues            $    --        $ 4,722        $ 1,978        $ 46,296
 General and administrative            1,284          1,740            867           8,739
                                   ------------  -------------  ------------   ------------
    Total corporate charges and
     allocations                     $ 1,284        $ 6,462        $ 2,845        $ 55,035
                                   ============  =============  ============  =============

     GlobalCenter management believes that the allocation methodologies applied are reasonable. However, it was not practicable to determine whether the allocated amounts represent amounts that would have been incurred on a standalone basis. Explanations of the composition and the method of allocation for the above captions are described below.

     Cost of Service Revenues
     ------------------------

     Allocated costs within this caption include the costs of the telecommunications network provided by Global Crossing or Frontier to GlobalCenter. These costs were allocated to GlobalCenter based upon circuit usage, rate and capacity information.

     General and Administrative
     --------------------------

     Allocated costs within this caption include the costs of information systems services, tax return preparation and advisory services, payroll and benefits administration, purchasing and certain other accounting and administrative services. These costs were allocated based upon headcount, square footage and revenue, depending on the type of cost to be allocated.

     Tanning Technology Corporation
     ------------------------------

     The former Chief Executive Officer of GlobalCenter was a member of the Board of Directors of Tanning Technology Corporation ("Tanning"). On February 1, 2000, GlobalCenter acquired approximately 229,000 shares of Tanning common stock for an aggregate purchase price of $10 million based on the fair market value of Tanning's stock on that date. This investment represents approximately 1% of the outstanding shares of Tanning common stock as of December 31, 2000. The investment is a marketable equity security that GlobalCenter has classified as available for sale. Accordingly, the investment is recorded at its fair value with any unrealized holding gains or losses reported as other comprehensive income. Any decline in value, which is other than a temporary decline, will be charged immediately to earnings in the period in which the impairment occurs. As of December 31, 2000, the Company's investment had a fair value of $845,271, a cost basis of $10 million and a realized loss of $9.2 million. The Company has recorded the realized loss as other expense in the accompanying consolidated statement of operations.

     In addition, GlobalCenter and Tanning entered into a preferred marketing agreement to create, market, sell and deliver combined service offerings to customers and also entered into an additional arrangement where GlobalCenter has agreed to pay $10 million for consulting services to be provided by Tanning over a 12-month period commencing in February 2000.

     Property and Equipment, Net
     ---------------------------

     Property and equipment consists of the following:

                                                          GlobalCenter
                                                    ------------------------
                                                          December 31,
                                                        1999        2000
                                                    -----------  -----------
                                                     (Amounts in thousands)
        Network and computer equipment                $ 16,200    $ 25,594
        Furniture and fixtures                           2,143      68,703
        Leasehold improvements                          20,759     187,132
                                                    -----------  -----------
                                                        39,102     281,429
        Accumulated depreciation and
         amortization                                   (1,913)    (26,562)
                                                    -----------  -----------
                                                        37,189     254,867
        Construction in progress                        79,126     342,203
                                                    -----------  -----------
        Total property and equipment, net             $116,315    $597,070
                                                    ===========  ===========

     Included in property and equipment are assets acquired under capital lease obligations with an original cost of approximately $1.5 million. Accumulated amortization on the leased assets was approximately $1.3 million and $1.5 million at December 31, 1999, and December 31, 2000, respectively. Interest paid on capital lease obligations is not material to the consolidated financial statements for all periods presented. Construction in progress primarily relates to costs incurred and capitalized for data centers that are not in service. Once the data center build-out is completed and the data center becomes operational, the Company begins depreciating the capitalized costs.

4.   Goodwill and Intangibles, Net
     ------------------------------

In connection with the acquisition of Frontier Corporation by Global Crossing Ltd., approximately $1.5 billion of the purchase price was determined to be the fair value of net assets, goodwill and intangibles related to GlobalCenter. Approximately $43.9 million was the fair value of the tangible net assets acquired and liabilities assumed of GlobalCenter at the acquisition date. The remaining purchase price was assigned to goodwill and intangibles and a related deferred tax liability. Pro forma consolidated statements of operations information for the year ended December 31, 1999 and 1998 are not presented as the effect would not be material. The amounts and estimated lives of the goodwill and intangibles are as follows:

                                                        December 31,
                                      Estimated   ------------------------
                                        Life         1999         2000
                                      ---------   ----------   -----------
                                                   (Amounts in thousands)
     Customer lists                    5 years    $   78,000    $   78,000
     Goodwill                          5 years     1,407,400     1,407,400
                                                  ----------    ----------
                                                   1,485,400     1,485,400
     Less: Accumulated amortization                  (74,270)     (371,350)
                                                  ----------    ----------
     Goodwill and intangibles, net                $1,411,130    $1,114,050
                                                  ==========    ==========

In October 1997, GlobalCenter Inc. acquired Voyager Networks, Inc. ("Voyager") in a business combination accounted for as a purchase. After allocation of the purchase price to the tangible and specifically identifiable intangible assets acquired and liabilities assumed, the excess purchase price of approximately $9.1 million was allocated to goodwill. The Voyager goodwill was amortized using the straight-line method over seven years until the acquisition of Frontier by Global Crossing.

5.  Income Taxes
    ------------

The following table shows the principal reasons for the difference between the effective income tax rate and the U.S federal statutory income tax rate:

                                         Predecessor                   GlobalCenter
                                  ---------------------------- -----------------------------
                                                  Nine Months    Three Months
                                   Year Ended        Ended           Ended       Year Ended
                                  December 31,   September 30,   December 31,   December 31,
                                      1998           1999            1999           2000
                                  ------------   ------------- --------------   ------------
                                                    (Amounts in thousands)
Federal income tax at statutory
 rate (35%)                         $(5,508)      $(9,286)       $(29,468)      $(157,743)
State and local income taxes,
 net of federal effect                  125          (449)           (212)         (1,642)
Amortization of goodwill and
 intangibles                            453           341          24,630         105,343
Change in valuation allowance
 and other estimates                     --          (361)             --              --
Other differences                        19            13              12           2,365
                                  ------------   -------------   ------------   ------------
Benefit for income taxes            $(4,911)      $(9,742)       $ (5,038)      $ (51,677)
                                  ============   =============   ============   ============

The benefit for income taxes consists of the following:

                                           Predecessor                   GlobalCenter
                                  ----------------------------  ----------------------------
                                                  Nine Months    Three Months
                                   Year Ended        Ended           Ended       Year Ended
                                  December 31,   September 30,   December 31,   December 31,
                                      1998           1999            1999           2000
                                  ------------   -------------  -------------   ------------
                                                    (Amounts in thousands)
Benefit for income taxes
 from continuing operations
Current:
 Federal                            $(3,307)      $(10,126)       $(1,979)       $(57,457)
 State and local                         --           (514)          (133)             --
                                  ------------   -------------   ------------   ------------
  Subtotal                           (3,307)       (10,640)        (2,112)        (57,457)
Deferred:
 Federal                             (1,797)         1,074         (2,733)          8,645
 State and local                        193           (176)          (193)         (2,865)
                                  ------------   -------------   ------------   ------------
  Subtotal                           (1,604)           898         (2,926)          5,780

Benefit for income taxes
 from continuing operations         $(4,911)      $ (9,742)       $(5,038)       $(51,677)
                                  ============   =============   ============   ============

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

The following is a summary of the significant items giving rise to components of GlobalCenter's deferred tax assets and liabilities:

                                                             GlobalCenter
                                                              December 31,
                                                            1999        2000
                                                          --------    --------
                                                         (Amounts in thousands)
     Current deferred income tax assets
       Accrued benefits and compensation                  $    168    $    172
       Reserves and allowances                               1,681       9,576
       Other                                                 1,077       2,753
                                                          --------    --------
           Total current deferred income tax assets       $  2,926    $ 12,501
                                                          ========    ========

     Long-term deferred income tax assets (liabilities)
       Intangibles                                        $(27,825)   $(27,825)
       Reserves and allowances                                  --       5,847
       Property and equipment                                  214      (9,428)
       Net operating losses from continuing operations       1,412       1,412
                                                          --------    --------
                                                           (26,199)    (29,994)
       Less: Valuation allowance                            (1,412)     (1,412)
                                                          --------    --------
             Net long-term deferred income tax assets
              (liabilities)                               $(27,611)   $(31,406)
                                                          ========    ========

GlobalCenter established a valuation allowance of approximately $1.4 million as of December 31, 2000 against net operating losses. The valuation allowance relates to the uncertainty of realizing the full benefit of the net operating loss carryforwards. In evaluating the amount of valuation allowance needed, GlobalCenter considers the prior operating results and future plans and expectations. The utilization period of the net operating loss carryforwards and the turnaround period of other temporary differences are also considered. GlobalCenter's net operating losses begin to expire in 2001. The realization of the current net deferred income tax asset is dependent on the consolidated group, of which GlobalCenter and Predecessor are a component, generating taxable income. Although realization is not assured, management believes it is more likely than not that the deferred income tax asset at December 31, 2000 will be realized through the consolidated return of Global Crossing North America, Inc.. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of taxable income in future years are reduced.

6.   Commitments and Contingencies
     -----------------------------

     Lease Commitments
     -----------------

     The Company has entered into various lease agreements for office space and data center facilities. Rent expense was $27.6 million, $2.3 million, $3.7 million, $1.3 million and $1.0 million for the year ended December 31, 2000, three months ended December 31, 1999, nine months ended September 30, 1999 and the years ended December 31, 1998 and 1997, respectively. GlobalCenter leases certain electronic and computer equipment under capital lease arrangements.

     A summary of future minimum lease payments under noncancelable operating lease agreements as of December 31, 2000 are as follows:

                                              Operating Leases
                                         -------------------------
                 Years ending              (Amounts in thousands)
                 December 31,
              2001                               $  297,248
              2002                                  206,183
              2003                                  117,863
              2004                                  118,706
              2005                                  112,919
              Thereafter                            380,366
                                                 ----------
                                                 $1,233,285
                                                 ==========

     It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

     Other
     -----

     Management believes that there are no pending or threatened legal proceedings that, if adversely determined, would have a material adverse effect on GlobalCenter.

7.   Shareholder's Equity
     --------------------

On September 28, 2000, the shareholders of GlobalCenter Holding Co. and GlobalCenter Inc. approved an increase in the total number of shares of common stock with par value of $0.01 to 300 million. On September 28, 2000, the GlobalCenter Holding Co. and GlobalCenter Inc. Boards of Directors approved a stock split, in the form of a stock dividend, of 2,335,000 to 1. Accordingly, all outstanding shares have been retroactively adjusted to reflect the effect of the stock dividend.

     Management Stock Plan
     ---------------------

     The Board of Directors and the shareholder of GlobalCenter Inc. adopted the GlobalCenter Management Stock Plan ("Management Stock Plan") in January 2000. The Management Stock Plan was approved by the Compensation Committee of the Global Crossing Ltd. Board of Directors on March 2, 2000 and by the Global Crossing Ltd. Board of Directors on April 12, 2000. The Management Stock Plan provides for grants of stock options to purchase shares of GlobalCenter Inc. stock and grants restricted shares of GlobalCenter Inc. stock. Options granted under the Management Stock Plan may be incentive stock options or non-statutory stock options. The options expire ten years from the date of the grant and vest over a three-year period. The total number of shares of such GlobalCenter Inc. stock available for grant under the Management Stock Plan is approximately 27.5 million.

     The Management Stock Plan imposes individual limits on the amount of awards that a participant can receive in any fiscal year. The Management Stock Plan is administered by the 2000 Compensation Committee of the Global Crossing Ltd. Board of Directors. The exercise price per share for a Management Stock Plan option will typically be the fair market value of GlobalCenter Inc. stock on the date of grant. As of December 31, 2000, stock options to purchase 22.3 million shares of GlobalCenter Inc. stock had been approved for grant under the Management Stock Plan. The weighted average exercise price is $190 million. As of December 31, 2000, no shares of restricted stock have been awarded under the Management Stock Plan.

     Global Crossing Ltd. Stock Option Plans
     ---------------------------------------

     Employees of GlobalCenter participate in the stock option plans of Global Crossing Ltd. Global Crossing Ltd. maintains a stock option plan under which options to acquire shares may be granted to directors, officers, employees and consultants. Global Crossing Ltd. accounts for this plan under APB 25, under which compensation cost is recognized only to the extent that the market price at that date of grant exceeds the exercise price. Terms and conditions of Global Crossing Ltd. options, including exercise price and the period in which options are exercisable, generally are at the discretion of the compensation committee of the Global Crossing Ltd. Board of Directors, however, no options are exercisable more than ten years after date of grant. Certain employees of GlobalCenter own stock options to acquire Global Crossing Ltd. stock.

     Prior to its merger with Global Crossing, Frontier maintained stock option plans for its directors, executives, and certain employees. The exercise price for options under all Frontier plans was the fair market value of the stock on the date of the grant. The stock options expire ten years from the date of the grant and vest over a period from one to three years. The Frontier plans provided for discretionary grants of stock options which were subject to the passage of time and continued employment restrictions. In connection with the Frontier merger, Global Crossing exchanged all of the outstanding Frontier stock options for Global Crossing Ltd. stock options which vested immediately at the date of the Frontier merger.

     As of December 31, 2000, 465,682 stock options held by GlobalCenter employees under the Global Crossings. stock option plans are exercisable. During 1997, GlobalCenter Inc. recorded deferred compensation of $4.7 million which relates to the difference between the exercise price of the options and the fair market value of the options at the time of issuance. Related compensation expense of $0.9 million and $0.7 million was recognized in 1998 and the nine month period ended September 30, 1999, respectively.

The following table summarizes the stock option activity of GlobalCenter employees who hold options under Frontier and Global Crossing stock option plans:

                                                                                          Weighted
                                                                      Number of            Average
                                                                       Shares          Exercise Price
                                                                      ---------        --------------
Predecessor
-----------
Outstanding Frontier Corporation options at December 31, 1997         1,123,719        $         5.44
 Granted                                                                910,120                 27.90
 Exercised                                                              305,570                  1.98
 Canceled                                                               661,427                 18.15
                                                                      ---------        --------------
Outstanding Frontier Corporation options at December 31, 1998         1,066,842                 17.71
 Granted                                                              1,528,549                 46.43
 Exercised                                                              527,505                 19.22
 Canceled                                                               118,577                 30.52
                                                                      ---------        --------------
Outstanding Frontier Corporation options at September 30, 1999        1,949,309        $        39.04
                                                                      =========        ==============

GlobalCenter
------------
Outstanding Global Crossing Ltd. options at October 1, 1999           1,949,309        $        19.04
 Granted                                                              2,131,175                 45.00
 Exercised                                                            1,211,355                 12.43
 Canceled                                                               343,285                 26.25
                                                                      ---------        --------------
Outstanding Global Crossing Ltd. options at December 31, 1999         2,525,844                 22.10
 Granted                                                              4,413,406                 29.66
 Exercised                                                              791,626                 15.38
 Canceled                                                             1,614,653                 28.56
                                                                      ---------        --------------
Outstanding Global Crossing Ltd. options at December 31, 2000         4,532,971        $        28.34
                                                                      =========        ==============

As permitted by SFAS 123, the employee stock options are being accounted for under APB 25 and compensation expense is recognized over the vesting period to the extent that the fair value of the stock on the date the options were granted exceeded the exercise price. Had compensation cost for the stock-based compensation plans been determined consistent with the SFAS 123 fair value approach, the impact on Predecessor and GlobalCenter's loss applicable to common shareholders using the Black-Scholes option valuation model, would be as follows:

                            Predecessor                       GlobalCenter
                            -----------     ----------------------------------------------
                                             Nine Months      Three Months
                             Year Ended        Ended             Ended        Year Ended
                            December 31,    September 30,    December 31,     December 31,
                                1998            1999              1999           2000
                            ------------    -------------    -------------    ------------
     Pro forma net loss        $26,147         $42,289          $94,452         $400,944

The following table summarizes the significant assumptions used in developing the pro forma information:


                                 Predecessor                  GlobalCenter
                                 -----------   --------------------------------------------
                                                Nine Months   Three Months
                                  Year Ended       Ended         Ended         Year Ended
                                 December 31,  September 30,   December 31,    December 31,
                                     1998          1999           1999            2000
     Risk free interest rate          5.5%          6.6%           6.6%            6.0%
     Volatility factor               42.0%         40.0%          40.0%           40.0%
     Dividend yield                    --            --             --              --
     Weighted average life          2 years       1 year         3 years        3 years

The weighted average fair value of the options granted during the years ended December 31, 1998, the nine-month period ended September 30, 1999, the three-month period ended December 31, 1999 and the year ended December 31, 2000 is $1.44, $7.72, $4.96, $15.55 and $10.06, respectively.

8.  Discontinued Operations
    -----------------------

As of December 31, 1999, GlobalCenter decided to discontinue its ISP business segment. GlobalCenter Inc. entered into an agreement to sell the business segment to Global Crossing Internet Dial-Up, Inc., a wholly owned subsidiary of Global Crossing Ltd., for book value on the date of transfer. In connection with this transaction, GlobalCenter's financial statements reflect the financial position and results of operations of the ISP business as discontinued operations for all periods presented. For accounting purposes, the sale was effective March 31, 2000. In connection with the sale of the ISP business, GlobalCenter agreed to indemnify Global Crossing Internet Dial-Up, Inc. for any claims prior to the sale in an amount not to exceed the purchase price.
Included in the liabilities from discontinued operations in the table below is an accrual for losses between the measurement date of December 31, 1999 and the disposal date of March 31, 2000 of $6.4 million, net of a $3.6 million tax benefit. Summary financial information of the ISP business segment is as follows:

                                              As of December 31, 1999
                                              -----------------------
                                               (Amounts in thousands)
     Balance Sheet Data:
      Assets                                           $17,546
      Liabilities                                       13,130
                                                       -------
      Net assets of discounted operations              $ 4,416
                                                       =======

                                                       Predecessor              GlobalCenter
                                             ------------------------------    --------------
                                                               Nine Months      Three Months
                                              Year Ended          Ended             Ended
                                             December 31,     September 30,      December 31,
                                             ------------    --------------    --------------
                                                 1998             1999              1999
                                             ------------    --------------    --------------
    Statement of Operations Data:
     Revenue                                     $ 20,183          $ 15,949          $  4,186
     Expenses                                     (40,709)          (42,534)          (17,910)
                                             ------------    --------------    --------------
     Operating loss                               (20,526)          (26,585)          (13,724)
     Accrued losses from measurement date              --                --           (10,063)
     Income tax benefit                             7,146             9,600             8,599
                                             ------------    --------------    --------------
     Loss from discontinued operations           $(13,380)         $(16,985)         $(15,188)
                                             ============    ==============    ==============

9.  Subsequent Events
    -----------------

On January 10, 2001, a subsidiary of Exodus Communications, Inc. ("Exodus") acquired all the outstanding shares of capital stock of GlobalCenter in exchange for 108,157,200 shares of Exodus common stock. In addition, Exodus assumed all of the outstanding options to purchase shares of GlobalCenter, Inc. common stock, and issued new options to purchase Exodus common stock in exchange for the Global Crossing Ltd. options held by GlobalCenter employees that were cancelled as a result of the acquisition.

In connection with the acquisition, Exodus entered into two network services, marketing and cooperation agreements with Global Crossing Ltd. and its subsidiary, Asia Global Crossing, Ltd. Under these agreements, Exodus agreed for a period of 10 years to purchase at least 50% of its future network needs outside of Asia and at least 60% of its future network needs in Asia from Global Crossing. Global Crossing agreed to use Exodus as its exclusive provider of Web hosting services for a period of two years, and to provide Exodus with preferred pricing on all network services and assets offered by Global Crossing.

As part of the transaction, Exodus agreed to form a joint venture with Asia Global Crossing Ltd., an indirect wholly-owned subsidiary of Global Crossing, Ltd., to provide complex Web hosting and managed services in Asia. The terms of this joint venture have not been finalized.

      EXODUS UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

On January 10, 2001, the Company acquired GlobalCenter Holding Co. ("GlobalCenter"), a provider of complex Internet hosting, from Global Crossing Ltd. GlobalCenter is now a wholly-owned subsidiary of the Company. The acquisition was accounted for as a purchase. The Company issued 108,157,200 shares of its common stock and assumed certain GlobalCenter and Global Crossing Ltd. stock options.

The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined results of operations for future periods or the results of operations that actually would have been realized had Exodus and GlobalCenter been combined companies during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes of Exodus which are included in the Company's annual report on Form 10-K for the year ended December 31, 2000, and the historical consolidated financial statements and related notes of GlobalCenter which are included elsewhere in this document.

The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2000, gives effect to the acquisition of GlobalCenter by Exodus as if it had taken place on January 1, 2000, and is based on the historical statements of operations of Exodus and GlobalCenter for the year ended December 31, 2000. The unaudited pro forma combined condensed balance sheet information gives effect to the acquisition by Exodus of GlobalCenter as if it had taken place on December 31, 2000, and is based on the historical balance sheets of Exodus and GlobalCenter as of December 31, 2000.

The unaudited pro forma combined condensed financial information has been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined condensed financial statements. In the opinion of management, all adjustments necessary to present fairly this unaudited pro forma combined condensed financial information have been made.

             Unaudited Pro Forma Combined Condensed Balance Sheet
                               December 31, 2000
                                (in thousands)



                                                                    Historical                             Pro Forma
                                                        ----------------------------------     -----------------------------------
                                                              Exodus         Global Center       Adjustments           Combined
                                                        ----------------------------------     --------------      ---------------
Assets

Current assets:
  Cash and cash equivalents...........................  $      805,036       $      25,678     $       70,637  (a) $           -
                                                                                                      (38,500) (e) $     862,851
  Accounts receivable, net............................         175,645              42,583               (186) (b)       218,042
  Prepaid expenses and other current assets...........          65,152              33,197              6,408  (a)
                                                                                                      (19,568) (b)        85,189
Deferred tax asset....................................               -              12,501            (12,501) (b)             -
                                                        ---------------      -------------     --------------      -------------
  Total current assets................................       1,045,833             113,959              6,290          1,166,082

Property and equipment, net...........................       1,760,701             597,070            (94,702) (b)     2,263,069
Restricted cash equivalents...........................          87,383                   -                  -             87,383
Goodwill and other intangible assets..................         181,284           1,114,050         (1,114,050) (c)
                                                                                                    1,688,495  (e)     1,869,779
Other assets..........................................         819,157               1,054               (208) (b)       820,003
                                                        ---------------      -------------     --------------      -------------
                                                        $    3,894,358       $   1,826,133     $      485,825      $   6,206,316
                                                        ===============      =============     ==============      =============

Liabilities and Stockholders' Equity

Current Liabilities:
  Current portion of equipment loans, line of
   credit facilities and other notes..................  $        7,240                   -     $            -      $       7,240
  Current portion of capital lease obligations........          48,250                   -                  -             48,250
  Accounts payable....................................         395,180             143,704                  -            538,884
  Accrued expenses....................................          84,954              19,629             (1,794) (b)       102,789
  Accrued interest payable............................          99,578                   -                  -             99,578
  Merger and restructuring accruals...................               -                   -             47,448  (d)        47,448
                                                        ---------------      -------------     --------------      -------------
    Total current liabilities.........................         635,202             163,333             45,654            844,189

Equipment loans, line of credit facilities, and other
 notes, less current portion..........................         216,618                   -                  -            216,618
Capital lease obligations, less current portion.......          64,953                   -                  -             64,953
Convertible subordinated notes........................         552,834                   -                  -            552,834
Senior Notes..........................................       1,951,208                   -                  -          1,951,208
Long-term deferred tax liabilities....................               -              31,406            (31,406) (b)             -
Other non-current liabilities.........................           9,634              11,683             (8,980) (b)        12,337
                                                        ---------------      -------------     --------------      -------------
  Total liabilities...................................       3,430,449             206,422              5,268          3,642,139

Stockholders' equity:
  Common stock........................................             429               2,335             (2,335) (e)
                                                                                                          108  (e)           537
  Additional paid-in capital..........................         938,148           2,107,303         (2,107,303) (e)
                                                                                                    2,100,160  (e)     3,038,308
  Deferred stock compensation.........................          (1,006)                  -                  -             (1,006)
  Accumulated deficit.................................        (484,554)           (489,927)           489,927  (e)      (484,554)
  Accumulated other comprehensive income..............          10,892                   -                  -             10,892
                                                        ---------------      -------------     --------------      -------------
    Total stockholders' equity........................         463,909           1,619,711            480,557          2,564,177
                                                        ---------------      -------------     --------------      -------------
                                                        $    3,894,358       $   1,826,133     $      485,825      $   6,206,316
                                                        ===============      =============     ==============      =============

See accompanying notes to unaudited pro forma combined condensed financial statements

        Unaudited Pro Forma Combined Condensed Statement of Operations
                     (in thousands, except per share data)

                                                     Year Ended December 31, 2000
                                    ---------------------------------------------------------
                                            Historical                     Pro Forma
                                    --------------------------  -----------------------------
                                      Exodus     Global Center   Adjustments       Combined
                                    -----------  -------------   -----------     ------------
Revenue                             $  818,446   $ 188,928       $         -     $  1,007,374
Cost of revenues                       565,950     200,056 (f)             -          766,006
                                    -----------  ----------      -----------     ------------
 Gross profit (loss)                   252,496     (11,128)                -          241,368

Operating expenses:
  Marketing and sales                  176,914      37,521                 -          214,435
  General and administrative           152,156      94,178 (f)             -          246,334
  Product development                   13,629           -                 -           13,629
  Amortization of goodwill and
   other intangible assets              34,797     297,080          (297,080)(g)
                                                                     422,124 (h)      456,921
                                    -----------  ----------      -----------     ------------
 Total operating expenses              377,496     428,779           125,044          931,319
 Operating loss                       (125,000)   (439,907)         (125,044)        (689,951)
Other income (expense), net              4,643      (7,354)                -           (2,711)
Interest expense, net                 (126,879)          -                 -         (126,879)
                                    -----------  ----------      -----------     ------------

  Loss from continuing operations
   before taxes                       (247,236)   (447,261)         (125,044)        (819,541)
Income tax expense (benefit)               750     (51,677)           51,677 (i)          750
                                    -----------  ----------      -----------     ------------
                                    $ (247,986)  $(395,584)      $  (176,721)    $   (820,291)
                                    ===========  ==========      ===========     ============

Basic and diluted loss per share
 from continuing operations         $    (0.61)                                  $      (1.60)
                                    ===========                                  ============

Shares used to compute basic and
 diluted loss per share from
 continuing operations                 405,704                       108,157 (j)      513,861
                                    ===========                                  ============

See accompanying notes to unaudited pro forma combined condensed financial statements

     Notes To Unaudited Pro Forma Combined Condensed Financial Statements

On January 10, 2001, the Company acquired GlobalCenter Holding Co. ("GlobalCenter"), a provider of complex Internet hosting, from Global Crossing Ltd. GlobalCenter is now a wholly-owned subsidiary of the Company. The acquisition was accounted for as a purchase. The Company issued 108,157,200 shares of its common stock and assumed certain GlobalCenter and Global Crossing Ltd. stock options.

(1)  Unaudited Pro Forma Combined Condensed Balance Sheet

The unaudited pro forma combined condensed balance sheet gives effect to the acquisition as if it had occurred on December 31, 2000.

The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

(a) To adjust for cash received or estimated cash to be received by Exodus from Global Crossing Ltd. attributable to the working capital requirement of the merger agreement.

(b) To adjust certain tangible assets acquired and liabilities assumed to their estimated fair value.

(c) To eliminate GlobalCenter's historical goodwill and intangible assets.

(d) To accrue for estimated lease and contract termination costs and severance in accordance with EITF Issue No. 95-3.

(e) To record the purchase of GlobalCenter. Under purchase accounting, the total purchase price was allocated to GlobalCenter's tangible and identifiable intangible assets acquired and liabilities assumed based on their relative fair values. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to net assets purchased are as follows (in thousands):

Fair value of Exodus common stock to be issued                       $1,899,511
Fair value of stock options assumed                                     200,757
Estimated transaction costs                                              38,500
                                                                     ----------
  Total purchase price                                               $2,138,768
                                                                     ==========


Net tangible assets acquired (after adjustments (a) through (d))     $  497,721
Accruals in accordance with EITF Issue No. 95-3                      $  (47,448)
Customer lists                                                          156,000
Goodwill                                                              1,532,495
                                                                     ----------
  Net assets acquired                                                $2,138,768
                                                                     ==========

The common stock issued was valued based on the average closing price of the Company's common stock several days before and including January 10, 2001, the date of consummation.

The options issued were valued using the Black-Scholes option pricing model. The intrinsic value of unvested stock options assumed in the acquisition was not significant. Therefore, no deferred stock compensation has been recorded in accordance with Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation.

(2) Unaudited Pro Forma Combined Condensed Statement of Operations

The unaudited pro forma combined condensed statement of operations give effect to the acquisition as if it had occurred on January 1, 2000.

The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

(f) The historical consolidated statement of operations of GlobalCenter for the year ended December 31, 2000 present depreciation and amortization as a separate line item. For comparative purposes, GlobalCenter's depreciation and amortization expenses have been reclassified to conform Exodus' classification as follows:

Cost of revenues                                                   $17,254
General and administrative                                           7,395
                                                                   -------
Total depreciation and amortization expenses in
  GlobalCenter.'s historical financial statements                  $24,649
                                                                   =======

(g) To eliminate historical amortization of goodwill and other intangible assets previously recorded by GlobalCenter.

(h) To record amortization of goodwill and intangible assets resulting from the
allocation of the GlobalCenter purchase price.   The pro forma adjustment
assumes goodwill and other intangible assets acquired from GlobalCenter will be amortized on a straight-line basis over estimated lives of four years.

(i) To remove tax benefit previously recorded by GlobalCenter.

(j) To reflect the shares issued as consideration for the acquisition of GlobalCenter.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Date: May 10, 2001

                              EXODUS COMMUNICATIONS, INC.


                              By:          /s/ Adam W. Wegner
                                  --------------------------------------------
                                  Adam W. Wegner, Senior Vice President, Legal
                                  and Corporate Affairs, General Counsel and
                                  Secretary

                                 EXHIBIT INDEX
                                 -------------

  23.01  Consent of Arthur Andersen LLP, independent public accountants.


                                      30